Exhibit (c)(vi)
CONFIDENTIAL Project Escalator Discussion Materials Regarding Melvin May 16, 2010

CONFIDENTIAL Disclaimer This presentation has been prepared on a confidential basis solely for the exclusive use and benefit of the intended recipient. The information contained in this document is confidential and may not be disseminated, distributed or reviewed without the express written consent of Moelis & Company (“Moelis”). If the recipient of this document is not the intended recipient, you are hereby notified that any dissemination, distribution or copying of this document is strictly prohibited and you are required to either destroy or return this document to Moelis. This presentation has been prepared solely for informational purposes and is not to be construed as a solicitation or an offer to buy or sell any securities or related financial instruments. “George” or the “Company” should consult its own counsel, tax and other advisors as to legal and related matters concerning any transaction described herein. This presentation does not purport to be all-inclusive or to contain all of the information that the Company may require. No decision on the transaction referred to herein or any other transaction should be based solely on the information in this presentation. In this presentation, Moelis made many assumptions with respect to industry performance, general business and economic conditions and other matters. Any estimates contained in these analyses — whether expressed or implied — are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth herein. Moelis reserves rights to change any or all of the estimations, proposals, or recommendations offered herein as a result of any changes in the above referenced information, market factors or at its discretion. [ 2 ]

CONFIDENTIAL Melvin Situation Overview 3 Melvin is one of the largest publicly-listed asset managers in Europe by market capitalization and by AUM 3$ 39.1 billion of AUM as of March 31, 2010; Principal business segments include: — Private Investor Segment — AHL (managed futures) with $21.1 billion in AUM — Institutional Investor Segment — multi-manager fund of funds (RMF, Glenwood) with $14.6 billion in AUM HISTORY — Credit — Ore Hill with $3.4 billion in AUM 3 Founded in 1783 as a sugar cooperage and brokerage in London — Entered the alternative investments arena in 1983 — In 1994, went public on the London Stock Exchange — Changed its name to current name in 2000 as a result of demerger of its agricultural commodities business 3 Melvin shares have underperformed its asset management peers over the last two years 3 Drivers of underperformance include: — Decreasing AUM ($39.1 billion of AUM at 3/31/10 versus $46.8 billion at 3/31/09 and $74.6 billion at 3/31/08) — Recent negative AHL performance CURRENT SITUATION — Expectation of future dividend reductions OVERVIEW 3 Currently, Melvin maintains a cash balance of approximately $4.1 billion comprised of — $2,139 million of cash — $1,132 million of short-term investments — $785 million cash from the February 2010 Fixed Rates Notes offering of 600 million Sources: Public filings and Wall Street research [ 3 ]

CONFIDENTIAL

Melvin Market Valuation and Stock Price Performance

MOELIS & COMPANY

MARKET VALUATION[1]

	($ MM, ex. per share)
Share Price as of (05/14/10)	$3.22
% of 52-Week High	*59.3%*
% of 52-Week Low	*106.4%*
Shares Outstanding – Common	1,678
Market Capitalization	**$5,398.0**
Fixed Rate Notes[2]	$1,011.3
Floating Rate Notes	399.0
Perpetual Subordinated Capital Securities	300.0
Minority Interest	1.0
Cash and Short-Term Investments[3]	(4,056.3)

THREE YEAR STOCK PRICE PERFORMANCE


As of 5/14/10: $3.22
6 Month Closing Avg.: $4.26
1 Year Closing Avg.: $4.48
3 Year Closing Avg.: $7.62
Share Price ($)
Volume (millions)
$16.00
$14.00
$12.00
$10.00
$8.00
$6.00
$4.00
$2.00
$0.00
90.0
80.0
70.0
60.0
50.0
40.0
30.0
20.0
10.0
0.0
5/14/07
5/14/08
5/14/09
5/14/10
Volume
Share Price

Sources: Public filings, Capital IQ, Wall Street research

(1) Balance sheet data as of September 30, 2009, except for Fixed Rate Notes and cash balance, which are adjusted to reflect €600 million offering in Feb. 2010

(2) Balance of Fixed Rate Notes incorporates €600 million offering in Feb. 2010 and preexisting balance of $226 million already outstanding under the indenture

(3) Includes cash balance at September 30, 2009 ($2,139MM), short-term investments ($1,132MM) and cash from the Feb. 2010 Fixed Rate Notes offering of €600 million (at an exchange rate of 0.76)

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CONFIDENTIAL George and Melvin Comparison GEORGE(1) MELVIN(2) Gross AUM $25.8 billion $39.1 billion Market Capitalization $731 million $5,398 million High Water Marks $9.8bn of potential $13.2bn (74%) above or within 5% of 11% of funds above HWM, 8% are 5% away, 5% are 10-watermark 15% away and remainder >10% away Employees 390 1,765 Ratings Not Rated BBB+ / Baa1 AUM by Asset Class Equity 49% 51% Hedge Funds / Funds of Funds 100% Note: Market data as of May 14, 2010 [ 5 ] (1) Sources: Public filings (2) Sources: Public filings. Market data assumes exchange rate of GBP : USD of 0.69 as of May 14, 2010

CONFIDENTIAL

Melvin Wall Street Analyst Perspectives

MOELIS & COMPANY

WALL STREET COMMENTARY

J.P.Morgan

March 24, 2010
"Neutral"

"The recent round of downgrades will have softened the blow of what is undoubtedly a disappointing H2 performance relative to the management's and the market's hopes at the start of the period. H2 management fee income is just $235m if we add back "one offs", compared with $603m in H2 2008. A recovery is possible, and is clearly still anticipated by management, but it is also still discounted in market consensus too, we believe, which remains a hurdle to share price performance"

March 19, 2010
"Neutral"

"Despite the downgrade, in our modeling we continue to believe that the business "works". We assume that AHL delivers 10% annual returns. We assume that flows return to positive values. We assume management optimism about the future finally translates into the present. Our interpretation of consensus is that others are making similar assumptions, while those still estimating over 40c per share in 2011E are presumably assuming something rather more."

CREDIT SUISSE

March 24, 2010
"Neutral"

"We believe Man group's valuation is increasingly attractive but believe that more certainty and visibility on private flows are required for the shares to start outperforming again."

"Man group has strong long-term growth prospects given the investment record of AHL, the demand for liquid and uncorrelated strategies such as managed futures and the unique distribution footprint that Man group has across Asia. That said we believe the key to becoming more positive is an end of the EPS downgrade cycle. We believe a sustained pick up in AHL performance is needed before net inflows are to be seen and hence there remains risk to our $3.6bn net inflow forecast for the coming Year."

MorganStanley

March 17, 2010
"Equal-weight"

"The lack of a Japan launch evidences subdued demand for Man's core AHL offering given its performance. We expect this to weigh on sales in cal 1Q10e and into FY11e."

"Consensus expectations for FY11 fund raising and performance fees face downside risks given AHL performance (down 11% LTM) and gap to higher watermark."

"Strong Asian distribution complemented by new open ended onshore product, and managed account offerings offer reasonable growth channels longer term with longer term track record of AHL and low correlation to other asset classes also positive."

SUMMARY OF WALL STREET ESTIMATES

Firm	Research Analyst	Date	Recommendation	Price Target[1]	Revenue 2011E	Revenue 2012E	EBITDA[2] 2011E	EBITDA[2] 2012E	EPS 2011E	EPS 2012E
J.P.Morgan	Rae Maile	3/24/10	Neutral	NA	$1,284	$1,478	$543	$647	$0.25	$0.30
Credit Suisse	Rupak Ghose	3/24/10	Neutral	$3.99	1,042	1,413	550	815	0.25	0.37
Morgan Stanley	Bruce Hamilton	3/17/10	Equal-weight	3.94	1,029	1,471	610	944	0.27	0.43
Mean				$3.96	$1,118	$1,454	$568	$802	$0.26	$0.37

Source: Wall Street Research
(1) Price target converted at GBP/USD exchange rate of 1.504 on 3/24/2010 and 1.514 on 3/17/2010
(2) Pre-tax profit used as a proxy for EBITDA for J.P.Morgan research

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CONFIDENTIAL Performance Relative to High Water Marks MELVIN — AHL FUNDS DISTANCE FROM PEAK (SEPTEMBER 2009) 57% 60% 50% 40% 30% 18% 20% 11% 8% 5% 10% 1% 0% At Peak 0 — 5% from Peak 5 — 10% from Peak 10 — 15% from Peak 15 — 20% from Peak Over 20% from Peak Weighted average distance from peak — -(11.6%) . Source: Public filings and investor presentations [ 7 ]